Exhibit 99.1

PRIMERICA REPORTS SECOND QUARTER 2010 RESULTS

Net income of $22.0 million; Diluted EPS of $.29

Net operating income of $37.2 million; Diluted Operating EPS of $.49

13.6% increase in recruits year over year

26.3% increase in investment and savings products sales year over year

Duluth, GA, August 3, 2010 – Primerica, Inc. (NYSE: PRI) announced today financial results for the second quarter ended June 30, 2010. Net income was $22.0 million for the second quarter of 2010, or $.29 per diluted share. Total revenues were $234.3 million for the second quarter of 2010.

Net operating income was $37.2 million, or $.49 per diluted share, for the second quarter of 2010, compared with $45.4 million for the second quarter of 2009. Operating revenues were $233.9 million for the second quarter of 2010, up 3.1% from $226.8 million for the second quarter of 2009.

Net operating income, operating income before income taxes and operating revenues are non-GAAP financial measures that exclude the impact of realized investment gains and losses and other items that management believes are not indicative of our ongoing operating results including the expense associated with the equity awards we granted in connection with our IPO. For periods prior to April 1, 2010, these non-GAAP financial measures also give effect to the reinsurance and reorganization transactions associated with our IPO as described later in this release. Management believes these measures are important for understanding the Company’s ongoing business and financial performance. Reconciliations of non-GAAP to GAAP financial measures can be found at the end of this release.

D. Richard Williams, Chairman of the Board and Co-Chief Executive Officer said, “We are pleased with our second quarter results. Investment and savings product sales were up 26.3% in second quarter 2010 compared to a year ago despite the turbulent market environment. Our operating expenses increased largely due to one-time expenses related to launching our new public company. We are optimistic about the future as we complete our first quarter as PRI.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer of Primerica, said, “I am very proud of our sales force and the recruiting momentum generated out of our successful IPO. Second quarter 2010 was the highest recruiting quarter in the history of the company and we are working hard to support and motivate our leaders and get these new recruits licensed as they establish the foundation of the new Primerica.”

Second Quarter 2010 Highlights

•

Recruits increased by 13.6% in second quarter 2010 compared to the same period a year ago and sequentially increased by 12.3% compared to first quarter 2010 due to positive momentum generated from our IPO and the new equity-based sales force incentive programs.

•

Our life licensed insurance sales force experienced a slight decline of 1.3% to 96,066 at June 30, 2010 from 97,354 at March 31, 2010 impacted by difficult economic conditions and license renewal cycles in certain key states.

•

Issued life insurance policies decreased by 2.9% to 60,406 in second quarter 2010 from 62,202 a year ago in line with a year over year decline in the size of the life licensed sales force. Sequentially, issued life insurance policies increased by 15.2% compared to first quarter 2010 reflecting the typical seasonality of the business.

•

Total face amount in force increased by 2.2% to $653.5 billion at June 30, 2010 from $639.4 billion at June 30, 2009, primarily due to improved persistency and the effect of the stronger Canadian dollar. Total face amount in force was flat compared to March 31, 2010.

•

Investment and savings product sales were up 26.3% to $923.3 million for second quarter 2010 from $730.9 million for second quarter 2009 continuing the growth trend we experienced in the first quarter of 2010. Sequentially, investment and savings product sales declined 5.2% reflecting a seasonal trend due to the U.S. IRA and Canadian RRSP seasons.

•

Investment and savings product client account values grew 12.2% to $29.7 billion at June 30, 2010 from $26.5 billion at June 30, 2009 primarily due to improved market conditions and sales volumes over the prior year. Sequentially, client account values declined by 9.0% compared to March 31, 2010 due to changes in market values.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.

	Actual		Operating (1)
	Q2 2010	Q2 2009	Q2 2010	Q2 2009
	(In thousands)
Revenues:
Term Life Insurance	$108,389	$430,830	$108,389	$107,930
Investment and Savings Products	88,218	72,489	88,218	72,489
Corporate and Other Distributed Products	37,692	44,268	37,318	46,365

Total revenues	$234,299	$547,587	$233,925	$226,784

Income (loss) before income taxes:
Term Life Insurance	$44,095	$171,865	$44,095	$43,779
Investment and Savings Products	26,735	20,717	26,735	20,717
Corporate and Other Distributed Products	(34,492)	5,752	(9,409)	3,724

Total income before income taxes	$36,338	$198,334	$61,421	$68,220

(1)	The operating adjustments are included in the Operating Results Reconciliations and the Term Life Insurance and Corporate and Other Distributed Products Operating Results Reconciliations at the end of this release.

Term Life Insurance. This segment includes underwriting profits on Primerica’s in-force book of term life policies, net of reinsurance, which are underwritten by our three life insurance subsidiaries and allocated net investment income on the portion of the invested asset portfolio used to meet required statutory reserves and targeted capital.

Operating revenues increased by 0.4%, or $0.5 million, to $108.4 million for the second quarter of 2010, from $107.9 million a year ago due to growth in premium revenue partially offset by a decrease in allocated net investment income.

Direct premium revenues grew by 4.0%, or $20.4 million, primarily due to the growth in face amount of insurance in force. Ceded premium revenues, heavily influenced by the in-force business reinsured with Citi, grew by 4.4%, or $18.7 million, consistent with direct premium growth. Of the total net premium revenues, $17.4 million was attributable to New Term policies written after the effective date of the Citi reinsurance agreements. New Term net premium revenues were significantly higher than the first quarter 2010 as we began rebuilding our base of long-term recurring revenues.

Allocated net investment income declined by 12.7% or $2.3 million primarily due to lower yields on invested assets.

Operating income before income taxes was $44.1 million, virtually unchanged compared to second quarter 2009. The slight increase in operating revenue was offset by a corresponding increase in operating benefits and expenses. While claims remained level, we experienced a $3.7 million increase in benefit reserves due to premium growth and improved persistency. Partially offsetting the reserve increase, DAC amortization declined $1.4 million largely due to favorable persistency. Operating expenses declined by $2.0 million in part due to the prior year expense related to cancelling our 2009 biennial sales force convention.

Investment and Savings Products. The Investment and Savings Product segment includes commission and fee revenues earned from the distribution of mutual funds in the United States and Canada, variable annuities in the United States and segregated funds in Canada and from associated administrative services. These products are distributed on behalf of third parties except for the Canadian segregated funds which we underwrite.

Operating revenues increased by 21.7%, or $15.7 million, to $88.2 million in the second quarter of 2010 from $72.5 million in the same period last year primarily due to an increase of $6.9 million in sales-based revenue and an increase of $9.7 million in asset-based revenue related to improved market conditions and increased emphasis on investment and savings products.

Operating income before income taxes increased by 29.0%, or $6.0 million, to $26.7 million in the second quarter of 2010, compared with $20.7 million in the second quarter of 2009. While second quarter DAC amortization was higher as a result of fluctuations in asset values of our Canadian Segregated Funds, other operating expenses remained level.

Corporate and Other Distributed Products. This segment consists of corporate income, including net investment income, and expenses not allocated to our other segments, realized investment gains and losses on our invested asset portfolio and other distributed products.

Operating revenues decreased by 19.5%, or $9.1 million, to $37.3 million in the second quarter of 2010 from $46.4 million a year ago largely due to continued diminishing loan sales. The corresponding impact to operating income before income taxes was $0.9 million.

Operating loss before income taxes was $9.4 million in the second quarter of 2010, compared with operating income before income taxes of $3.7 million a year ago. The decrease was primarily due to the effect of the decline in sales on revenues and product-related commissions and benefits as well as higher other operating expenses. Other operating expenses were higher primarily as a result of the following: non-recurring public company launch expenses of $5.1 million, the emergence of new public company expenses of approximately $2 million which we expect to develop as we build out our public company structure and a $2.7 million prior year corporate expense allocation credit from Citi which lowered 2009 expenses.

Income Taxes

Effective April 1, 2010 we made elections under Section 338(h)(10) of the Internal Revenue Code, which resulted in reductions to stockholders’ equity of $177.3 million and corresponding adjustments to deferred tax balances.

Our effective income tax rates for the three and six months ended June 30, 2010 are 39.4% and 35.6%, respectively. Our second quarter rate increase resulted from permanent differences caused by our IPO equity awards granted to Canadian sales force leaders and from other items that may reverse in the near term if certain expired provisions in the tax law are extended as expected. The effect of these items was partially offset by the impact of a decreasing tax rate in Canada.

Capital and Liquidity

Investments and cash totaled $2.3 billion as of June 30, 2010. Primerica continues to hold a high-quality investment portfolio, with an average credit rating on our fixed-income portfolio of “A” and a diverse mix among asset classes and sectors. Net unrealized investment gains net of anticipated tax impact and currency translation adjustments at June 30, 2010 were $93.8 million, which was down from $130.0 million at year-end 2009. The decline primarily reflects the smaller size and the composition of the invested asset portfolio due to the reinsurance and reorganization transactions.

Net realized investment gains were $0.4 million for the three months ended June 30, 2010, including $1.3 million of other-than-temporary impairments (OTTI), compared with net realized investment losses of $9.0 million, including $14.3 million of OTTI for the same period a year ago.

Outstanding debt as of June 30, 2010 consisted of a $300.0 million note we issued to Citi on April 1, 2010. As of June 30, 2010, our debt-to-capital ratio was 18.5%.

Stockholders’ equity was $1.3 billion at June 30, 2010 and adjusted stockholders’ equity, which eliminates the effect of net unrealized gains and losses on invested assets, was $1.2 billion. Net operating income return on adjusted stockholders’ equity was 12.3% for the quarter ended June 30, 2010. Net income return on stockholders’ equity was 6.8% for the same period reflecting the equity awards made in connection with the IPO.

Cash decreased by $718.6 million in the quarter ended June 30, 2010 to $210.5 million. This decrease was primarily driven by $675.7 million of cash dividends paid to Citi as part of our reorganization transactions and payments of $125.5 million made to Citi under the terms of the Citi reinsurance agreements related to business ceded for the first quarter of 2010. Net of these two items, cash flow was positive by $82.6 million for the quarter due to $44.5 million of investment maturities and sales in excess of purchases and positive cash flow from invested assets and operations.

Primerica Life Insurance Company, our primary underwriter, had statutory capital in excess of the applicable statutory requirements to support existing operations and to fund future growth. With a statutory risk based capital ratio estimated to be in excess of 530% as of June 30, 2010, combined with our positive cash flow, we are well positioned to support anticipated future growth.

IPO Highlights and Reinsurance and Reorganization Transactions

•	On March 31, 2010, Primerica reinsured between 80% and 90% of business that was in-force at year-end 2009 to various affiliates of Citi and declared extraordinary dividends to Citi.

•

On April 1, 2010, Citi contributed the legal entities comprising the Company’s business to Primerica, Inc. Primerica issued to Citi approximately 75.0 million shares of common stock and warrants exercisable for approximately 4.1 million additional shares of Primerica common stock. Additionally, Primerica issued a $300.0 million note to Citi, due March 31, 2015 and bearing interest at 5.5% annually.

•	On April 1, 2010, Primerica’s common stock began trading under the ticker symbol “PRI” on the New York Stock Exchange.

•	On April 1, 2010, Citi sold approximately 24.6 million shares of Primerica’s common stock (after giving effect to the over-allotment option) to the public in the IPO.

•

On April 1, 2010, Citi contributed approximately 5.0 million shares back to Primerica, which Primerica granted in the form of equity awards to certain of its management and sales force leaders. Of these, approximately 200,000 shares were granted to replace unvested Citi awards.

•

On April 15, 2010, Citi sold approximately 16.4 million shares and the warrants to purchase approximately 4.1 million additional shares of Primerica’s common stock to private equity funds managed by Warburg Pincus LLC (“Warburg Pincus”) for a purchase price of $230.0 million (the “private equity transaction”). Following the IPO and the private equity transaction, certain historical Citi equity awards immediately vested.

•

Effective as of April 1, 2010, in connection with the IPO and the private equity transaction, elections under Section 338(h)(10) of the Internal Revenue Code were made, which resulted in changes to Primerica’s deferred tax balances and reduced stockholders’ equity by $177.3 million.

•

In connection with the tax separation agreement that we executed with Citi, we prepaid our estimated tax liability through March 31, 2010. These payments exceeded our actual tax liability. As a result, we recorded the overpayment as a return of capital resulting in a reduction of tax assets and a reduction of $14.9 million to stockholders’ equity.

In connection with Primerica’s April 1, 2010 initial public offering, the Company effected a series of reinsurance and reorganization transactions. These transactions had a significant impact on the Company’s financial position and will cause its financial results in the current and future periods to be materially different from those reflected in its historical financial statements. Accordingly, management believes that the Company’s operating results for second quarter 2009, which reflect the effect of these transactions, represent a more meaningful comparison to its second quarter 2010 actual results.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also presents operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity. Operating revenues, operating income before income taxes and net operating income exclude realized investment gains and losses for all periods presented. For the three months ended June 30, 2010, operating income before income taxes and net operating income also exclude the one-time equity award expense incurred in connection with our IPO. Adjusted stockholders’ equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented. Periods prior to April 1, 2010 also give effect to the reinsurance and reorganization transactions as if they had occurred at the beginning of the period presented for the statement of income and at the end of the period for the balance sheet. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. A reconciliation of non-GAAP to GAAP financial measures is attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Wednesday, August 4, 2010 at 9:00 am EDT, to discuss second quarter results. This release and a detailed financial supplement will be posted on Primerica’s website. Investors are encouraged to review these materials.

To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to attract large numbers of new recruits, retain sales representatives and maintain the licensing of our sales representatives; our or our sales representatives’ violation of, non-compliance with or subjection to specific laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment and savings products to remain competitive with other investment or savings options or the loss of our relationship with companies that offer our mutual fund or variable annuity products; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers, including Citi, to perform their obligations; a discontinuation of custodial or recordkeeping services; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; conflicts of interests due to Citi’s and Warburg Pincus’ significant interests in us; arrangements with Citi that may not be sustained at the same levels as when we were controlled by Citi and incremental costs that we incur as a stand-alone public company; historical combined and pro forma financial data may not be a reliable indicator of future results; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the “Investor Relations” section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, headquartered in Duluth, Georgia, is a leading distributor of financial products to middle income households in North America with approximately 100,000 licensed representatives. The Company and its representatives offer clients term life insurance, mutual funds, variable annuities and other financial products. Primerica insures 4.3 million lives and more than 2 million clients maintain investment accounts with the Company. Primerica’s mission is to serve middle income families by helping them make informed financial decisions and providing them with the strategies and means to gain financial independence.

Investor Contact:

Kathryn Kieser

770-564-7757

Email: investorrelations@primerica.com

Media Contact:

Mark L. Supic

770-564-6329

Email: mark.supic@primerica.com

PRIMERICA, INC.

Balance Sheets

(In thousands)

	June 30, 2010 (Unaudited)	December 31, 2009
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$2,006,795	$6,378,179
Equity securities available for sale, at fair value	19,274	49,326
Trading securities, at fair value	14,124	16,996
Policy loans and other invested assets	24,865	26,947

Total investments	2,065,058	6,471,448
Cash and cash equivalents	210,506	625,260
Accrued investment income	21,369	71,382
Premiums and other receivables	188,127	169,225
Due from reinsurers	3,603,532	867,242
Due from affiliates	—	1,915
Deferred policy acquisition costs	745,322	2,789,905
Intangible assets	77,126	78,895
Other assets	107,271	59,167
Separate account assets	2,098,936	2,093,342

Total assets	$9,117,247	$13,227,781

Liabilities and Stockholders’ Equity
Liabilities:

Future policy benefits	$4,286,258	$4,197,454
Unearned premiums	3,692	3,185
Policy claims and other benefits payable	216,457	218,390
Other policyholders’ funds	388,158	382,768
Income taxes	129,776	890,617
Note payable	300,000	—
Due to affiliates	—	202,507
Other liabilities	376,374	295,745
Separate account liabilities	2,098,936	2,093,342

Total liabilities	7,799,651	8,284,008

Stockholders’ equity:
Common stock	727	—
Paid-in capital	870,706	1,124,096
Retained earnings	304,075	3,648,801
Accumulated other comprehensive income, net of income tax	142,088	170,876

Total stockholders’ equity	1,317,596	4,943,773

Total liabilities and stockholders’ equity	$9,117,247	$13,227,781

PRIMERICA, INC.

Statements of Income

(Unaudited – in thousands, except share and per-share amounts)

	Three Months Ended June 30,
	2010	2009 (1)
Revenues:
Direct premiums	$547,455	$529,004
Ceded premiums	(447,213)	(158,401)

Net premiums	100,242	370,603
Net investment income	27,991	89,755
Commissions and fees	93,226	82,690
Realized investment gains (losses), including OTTI	374	(9,003)
Other	12,466	13,542

Total revenues	234,299	547,587

Benefits and expenses:
Benefits and claims	45,124	151,444
Amortization of deferred policy acquisition costs	22,899	86,234
Insurance commissions	4,233	6,396
Insurance expenses	10,083	36,203
Sales commissions	43,511	40,389
Interest expense	6,928	—
Other operating expenses	65,183	28,587

Total benefits and expenses	197,961	349,253

Income before income taxes	36,338	198,334

Income taxes	14,330	66,214

Net income	$22,008	$132,120

Earnings per share:
Basic	$.29

Diluted	$.29

Shares used in computing earnings per share:
Basic	71,843,588

Diluted	72,734,365

(1)	Does not give effect to the reinsurance and reorganization transactions.

PRIMERICA, INC.

Operating Results Reconciliation

(Unaudited – in thousands, except share and per-share amounts)

	Three Months Ended June 30, 2010
	Operating (Non-GAAP)	Operating adjustments	Reported (GAAP)
Revenues:
Direct premiums	$547,455	$—	$547,455
Ceded premiums	(447,213)	—	(447,213)

Net premiums	100,242	—	100,242

Net investment income	27,991	—	27,991
Commissions and fees	93,226	—	93,226
Realized investment gains (losses), including OTTI	—	374	374
Other, net	12,466	—	12,466

Total revenues	233,925	374	234,299

Benefits and expenses:
Benefits and claims	45,124	—	45,124
Amortization of DAC	22,899	—	22,899
Insurance commissions	4,233	—	4,233
Insurance expenses	10,083	—	10,083
Sales commissions	43,511	—	43,511
Interest expense	6,928	—	6,928
Other operating expenses	39,726	25,457	65,183

Total benefits and expenses	172,504	25,457	197,961

Income before income taxes	61,421	(25,083)	36,338

Income taxes	24,222	(9,892)	14,330

Net income	$37,199	$(15,191)	$22,008

Earnings per share - diluted	$0.49		$0.29

Diluted shares	72,734,365		72,734,365

Operating adjustments remove the impact of realized investment gains and the expense associated with our equity award transactions.

PRIMERICA, INC.

Operating Results Reconciliation

(Unaudited – in thousands)

	Three Months Ended June 30, 2009
	Operating (Non-GAAP)	Adjustments for the Citi Reinsurance Transactions	Adjustments for the Reorganization	Operating adjustments	Reported (GAAP)
Revenues:
Direct premiums	$529,004	$—	$—	$—	$529,004
Ceded premiums	(428,660)	270,259	—	—	(158,401)

Net premiums	100,344	270,259	—	—	370,603

Net investment income	30,208	51,755	7,792	—	89,755
Commissions and fees	82,690	—	—	—	82,690
Realized investment gains (losses), including OTTI	—	—	—	(9,003)	(9,003)
Other, net	13,542	—	—	—	13,542

Total revenues	226,784	322,014	7,792	(9,003)	547,587

Benefits and expenses:
Benefits and claims	43,061	108,383	—	—	151,444
Amortization of DAC	22,374	63,860	—	—	86,234
Insurance commissions	4,987	1,409	—	—	6,396
Insurance expenses	12,341	23,862	—	—	36,203
Sales commissions	40,389	—	—	—	40,389
Interest expense	6,825	(2,700)	(4,125)	—	—
Other operating expenses	28,587	—	(25,457)	25,457	28,587

Total benefits and expenses	158,564	194,814	(29,582)	25,457	349,253

Income before income taxes	68,220	127,200	37,374	(34,460)	198,334

Income taxes	22,775	42,466	12,477	(11,504)	66,214

Net income	$45,445	$84,734	$24,897	$(22,956)	$132,120

The adjustments reflect the impact of the reinsurance transactions and interest expense on the note payable as if they were executed on the first day of the reporting period. The net investment income adjustments also reflect a pro rata allocation of investment income related to investments transferred in the dividend and return of capital and on the assets transferred to fund the Citi reinsurance transactions along with interest income related to a 10% reinsurance agreement accounted for under the deposit method. Other operating expenses are adjusted to reflect the expense associated with our equity award transactions.

Operating adjustments remove the impact of realized investment losses and the expense associated with our equity awards transactions.

PRIMERICA, INC.

Reconciliation to Adjusted Stockholders’ Equity

(Unaudited – in thousands)

June 30, 2010
Adjusted stockholders’ equity	$1,223,794
Unrealized net investment gains recorded in stockholders’ equity	93,802

Stockholders’ equity	$1,317,596

Term Life Insurance Operating Results Reconciliation

(Unaudited – in thousands)

	Three months ended June 30,
	2010	2009
Operating revenues	$108,389	$107,930
Reinsurance transaction adjustments	—	322,014
Reorganization adjustments	—	886

Total revenues	$108,389	$430,830

Operating (loss) income before income taxes	$43,809	$43,779
Reinsurance transaction adjustments	—	127,200
Reorganization adjustments	—	886

(Loss) income before income taxes	$43,809	$171,865

Corporate and Other Distributed Products Operating Results Reconciliation

(Unaudited – in thousands)

	Three months ended June 30,
	2010	2009
Operating revenues	$37,318	$46,365
Reorganization adjustments	—	6,906
Realized investment gains (losses), including OTTI	374	(9,003)

Total revenues	$37,692	$44,268

Operating (loss) income before income taxes	$(9,006)	$3,724
Reorganization adjustments	—	36,488
Realized investment gains (losses), including OTTI	374	(9,003)
Other operating expenses-IPO equity grants	(25,457)	(25,457)

(Loss) income before income taxes	$(34,089)	$5,752